Exhibit 99.3
Volcano Corporation and CardioSpectra, Inc.
Unaudited Pro Forma Condensed
Combined Financial Statements
The following unaudited pro forma condensed combined financial statements are based on Volcano Corporation’s (Volcano) historical consolidated financial statements and CardioSpectra, Inc’s. (CardioSpectra) historical financial statements and have been adjusted to give effect of Volcano’s acquisition of CardioSpectra which was consummated on December 18, 2007. The unaudited pro forma combined statements of operation for the nine months ended September 30, 2007 and the year ended December 31, 2006 give effect as if the acquisition had occurred on January 1, 2006. The unaudited pro forma combined balance sheet as of September 30, 2007 gives effect as if the acquisition had occurred on September 30, 2007. This unaudited condensed combined pro forma financial information reflects the purchase of CardioSpectra as an acquisition of assets and represents a current estimate of the financial information based on available information from Volcano and CardioSpectra.
The pro forma information includes adjustments to record the assets and liabilities of CardioSpectra at their estimated fair market values and is subject to adjustment as additional information becomes available and as additional analyses are performed. To the extent there are significant changes to CardioSpectra’s business, the assumptions and estimates herein could change significantly. The pro forma financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined companies had consideration been given to other assumptions or to the impact of possible operating efficiencies, asset dispositions, and other factors. Further, the pro forma financial information does not necessarily reflect the historical results of the combined company that actually would have occurred had the acquisition been in effect during the periods indicated or that may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements, including the related notes, of Volcano covering these periods included in Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in Volcano’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 as well as the historical financial statements of CardioSpectra included elsewhere in this current report.
The unaudited pro forma condensed combined financial information is based on the cash payment by Volcano of $25,144,000 to or on behalf of CardioSpectra at closing of the acquisition. The unaudited pro forma condensed combined financial information does not give effect to the payment of up to $38,000,000 in cash, shares of Volcano common stock, or a combination of both that may be issued and paid contingent upon the achievement of certain post-closing milestones.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2007 (in thousands)

					Condensed
			Pro Forma		Combined Pro
	Volcano	CardioSpectra	Adjustments		Forma
Assets
Current assets:
Cash and cash equivalents	$49,579	$516	$(25,120	)A	$24,975
Short-term available-for-sale investments	42,781				42,781
Accounts receivable, net	22,801				22,801
Inventories	20,687				20,687
Prepaid expenses and other current assets	3,646	28			3,674

Total current assets	139,494	544	(25,120)		114,918
Restricted cash	361				361
Property and equipment, net	12,552	212	(80	)A	12,684
Intangible assets, net	9,831		274	A	10,105
Other non-current assets	720				720

	$162,958	$756	$(24,926)		$138,788

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$11,832	$76	$		$11,908
Accrued compensation	7,223	65			7,288
Accrued expenses and other current liabilities	5,839	395	1,233	A	7,467
Preferred stock warrant liability		724	(724	)E
Deferred revenues	4,241				4,241
Current maturities of long-term debt	322				322

Total current liabilities	29,457	1,260	509		31,226
Long-term debt	90				90
Deferred license fee	1,188				1,188
Other	219	7			226

Total liabilities	30,954	1,267	509		32,730

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock		3	(3	)F
Series B convertible preferred stock		3	(3	)F
Common stock	39	1	(1	)F	39
Additional paid-in capital	199,820	4,742	(4,742	)F	199,820
Accumulated other comprehensive loss	(1,000)				(1,000)
Accumulated deficit	(66,855)	(5,260)	5,260	F	(92,801)
			(25,946	)G

Total stockholders’ equity (deficit)	132,004	(511)	(25,435)		106,058

	$162,958	$756	$(24,926)		$138,788

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006 (in thousands)

					Condensed
			Pro Forma		Combined
	Volcano	CardioSpectra	Adjustments		Pro Forma
Revenues	$103,048	$—	$—		$103,048
Cost of revenues	41,715	—	—		41,715

Gross profit	61,333	—	—		61,333

Grant income	—	867	(867	)C	—

Operating expenses:
Selling, general and administrative	47,614	872	—		48,486
Research and development	16,923	1,226	(867	)C	17,282
Amortization of intangibles	3,117	—	69	D	3,186

Total operating expenses	67,654	2,098	(798)		68,954

Operating loss	(6,321)	(1,231)	(69)		(7,621)
Interest expense	(4,013)	—	—		(4,013)
Interest and other income, net	2,029	34	(1,256	)B	807
Change in value of preferred stock warrants	—	(5)	5	E	—

Loss before provision for income taxes	(8,305)	(1,202)	(1,320)		(10,827)
Provision for income taxes	298	—	—		298

Net loss	$(8,603)	$(1,202)	$(1,320)		$(11,125)

Net loss per share — basic and diluted	$(0.41)	n/a *	$—		$(0.53)

Weighted-average shares outstanding basic and diluted	21,113	n/a *	—		21,113

*	As a private Company, CardioSpectra’s historical financial statements do not provide earnings per share calculations.
The accompanying notes are an integral part of these unaudited, condensed, and combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007 (in thousands)

					Condensed
					Combined
	Volcano	CardioSpectra	Pro Forma		Pro Forma
Revenues	$90,605	$—	$—		$90,605
Cost of revenues	35,466	—	—		35,466

Gross profit	55,139	—	—		55,139

Grant income	—	—	—		—

Operating expenses:
Selling, general and administrative	44,271	885	—		45,156
Research and development	15,241	2,012	—		17,253
Amortization of intangibles	2,313	—	51	D	2,364

Total operating expenses	61,825	2,897	51		64,773

Operating loss	(6,686)	(2,897)	(51)		(9,634)
Interest expense	(193)	—	—		(193)
Interest and other income, net	4,672	36	(942)	B	3,766
Change in value of preferred stock warrants	—	(336)	336	E	—

Loss before provision for income taxes	(2,207)	(3,197)	(657)		(6,061)
Provision for income taxes	626	—	—		626

Net loss	$(2,833)	$(3,197)	$(657)		$(6,687)

Net loss per share — basic and diluted	$(0.07)	n/a *	$—		$(0.17)

Weighted-average shares outstanding basic and diluted	38,368	n/a *	—		38,368

*	As a private Company, CardioSpectra’s historical financial statements do not provide earnings per share calculations.
The accompanying notes are an integral part of these unaudited, condensed, and combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
1. Description of Transaction and Basis of Presentation
On December 18, 2007, Volcano Corporation (Volcano) and CardioSpectra, Inc. (CardioSpectra) completed a merger under which CardioSpectra merged with and into a wholly-owned subsidiary of Volcano in a transaction to be accounted for as an acquisition of assets by Volcano. The assets and liabilities of CardioSpectra will be recorded as of the acquisition date at their estimated fair values. The reported consolidated financial condition and results of operations of Volcano after the completion of the merger will reflect thee values, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations of CardioSpectra. Under the terms of the Merger Agreement, Volcano paid $25,144,000 in cash at closing to CardioSpectra’s stockholders and warrant holders, $2,500,000 of which was contributed to and remains subject to an escrow fund which will be available for 12 months following the later of the closing of the Merger and the date of completion of any audit of CardioSpectra’s financial statements, to indemnify Volcano and related indemnitees for certain matters, including breaches of representations and warranties and covenants made by Cardiospectra in the merger agreement. Volcano also agreed to payments of up to an additional $38,000,000 payable upon the achievement of certain milestones. Such payments, if any, would be paid in either cash or shares of Volcano common stock, as determined by Volcano in its sole discretion. Additionally, Volcano assumed approximately $359,000 of CardioSpectra’s indebtedness.
2. Purchase Price
An estimate of the purchase price is as follows (in thousands):

Cash paid, net of cash acquired	$25,120
Estimated transaction costs incurred by Volcano	1,233

Estimated purchase price	$26,353

For pro forma purposes, the estimated purchase price has been allocated based on a preliminary valuation of CardioSpectra’s tangible and intangible assets and liabilities based on their estimated fair values as of September 30, 2007 (in thousands):

Total current assets, net of cash acquired	$544
Property and equipment and other assets	132
Intangible assets	274
In-process research and development	25,946
Liabilities assumed	(543)

Total	$26,353

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including the fair values of in-process research and development, other identifiable intangibles and the fair values of liabilities assumed as of the date that the merger is consummated.
The purchase price allocation will remain preliminary until Volcano completes a valuation of any significant identifiable intangible assets acquired, including in-process research and development, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after completion of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.
The estimated fair value attributed to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and may not have an alternative future use. Only those research projects that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed would be included in the estimated fair value. Accordingly, it is not expected that there will be any significant identifiable intangibles, other than in-process research and development. The estimated fair value of the in-process research and development was determined based on a discounted forecast of the estimated net future cash flows for each project, adjusted for the estimated probability of technical success and Food and Drug Administration or European Agency for the Evaluation of Medicinal Product approval for each research project. To the extent that the acquired products are not technologically feasible at the date of acquisition, acquisition costs assigned to those products will be expensed as in-process research and development immediately following the completion of the merger.

3. Pro Forma Adjustments

A	To record the distribution of cash of $25,144,000 to or on behalf of CardioSpectra, the accrual of estimated transaction costs and the acquisition of assets upon closing of the acquisition.

B	To record a reduction in interest income as a result of the $25,144,000 cash payment to CardioSpectra

C	To reclassify CardioSpectra’s grant income to a reduction in research & development expense to conform to Volcano’s accounting policies.

D	Amortization of intangible assets acquired

E	To reverse liability for preferred stock warrant and to reverse preferred stock warrant expense

F	To eliminate CardioSpectra’s historical stockholders’ equity accounts.

G	To record the estimated fair value of in-process research and development acquired in the acquisition. Because this expense is directly attributed to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statements of operations. However, this item will be recorded as an expense immediately following the acquisition.